Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP ANNOUNCES DEFINITIVE AGREEMENT TO SELL ITS RIO GARMENT BUSINESS

New York, New York, April 13, 2015: Hampshire Group, Limited (OTC Markets: HAMP) today announced that it has entered into a definitive agreement to sell the stock of Rio Garment S.A. ("Rio") to a group led by current Rio management, including David Gren, the President of Rio. The purchase price of the equity is $6 million plus Hampshire Group will receive the existing accounts receivable and certain other assets of Rio totaling approximately $5.0 million. Rio is a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children, which are sold to retailers and distributors, primarily in the United States.

Paul Buxbaum, Chief Executive Officer of Hampshire Group, commented, “The beginning of 2015 has been a very difficult time at Hampshire with significant delays caused by the west coast port strike and events that led to a change in our CFO, which has adversely affected the Company’s liquidity. Our opportunistic sale of the Rio Garment business will provide significant liquidity to our operations, while materially reducing the working capital requirements of the overall Company. The decision to sell the assets of Rio will strengthen the company’s financial position and allow management to focus on growing the core business, which includes Dockers and new brands such as James Campbell. Entering into this sales agreement is a major step forward for Hampshire.”

Transaction Highlights

●	Total consideration includes $5.0 million of proceeds payable at closing, of which approximately $2.2 million will be paid to Hampshire’s lender.
●	$1.0 million of deferred proceeds that will be paid one year after the transaction’s closing date, less certain potential adjustments.
●	Hampshire Group will receive approximately $5.0 million of Rio’s receivables and certain other assets, of which up to approximately $4.2 million will be paid to Hampshire’s lender as collected.
●	In total from this transaction, Hampshire expects to pay down its revolving credit facility by $6.4 million and retain total pre-tax cash proceeds of $4.6 million.
●	The Company anticipates the transaction will close before the end of April 2015.

The sale is subject to the satisfaction of customary closing conditions. In addition, the buyers must complete their financing arrangements.

Results related to the Rio business will be recast for prior periods and reported as discontinued operations on the company's financial statements.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: the failure of the buyers to complete closing of the Rio transaction; a prolonged period of depressed consumer spending; developments related to the New York office lease; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of goodwill and acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; lack of sufficient liquidity to fund our operations; failure to realize expected benefits from our cost savings plan; and cyber-security risks, which could negatively impact the security of our sensitive information and technology.

Contact: Benjamin C. Yogel Lead Director, Hampshire Group byogel@mrccapital.com (212) 561-1255